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                                                                           EXHIBIT 11-1


                                PENNSYLVANIA ENTERPRISES, INC.

                        Statement Re Computation of Per Share Earnings
               for the Three and Six Month Periods Ended June 30, 1995 and 1994



                                         Three Months Ended            Six Months Ended
                                         1995          1994           1995          1994

Income (loss) before subsidiary's
  preferred stock dividends          $ (1,441,000) $  1,676,000   $  1,215,000  $ 11,607,000

Subsidiary's preferred stock
  dividends                               692,000     1,261,000      1,383,000     2,644,000

Net income (loss)                    $ (2,133,000) $    415,000   $   (168,000) $  8,963,000

Earnings (loss) per share of
  common stock                       $       (.37) $       (.02)  $       (.03) $       1.55

Computations of additional common
  shares outstanding

  Average shares of common stock        5,737,156     5,424,685      5,695,312     5,420,288

  Incremental common shares
    applicable to options, based on
    the daily average market price          2,577             -             82           471

  Average common shares as adjusted     5,739,733     5,424,685      5,695,394     5,420,759

  Average shares of common stock        5,737,156     5,424,685      5,695,312     5,420,288

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price          1,439           237          1,700         1,369

  Average common shares fully
    diluted                             5,738,595     5,424,922      5,697,012     5,421,657

Earnings (loss) per share of
  common stock

  Average common shares as adjusted  $       (.37) $       (.02)  $       (.03) $       1.55

  Average common shares fully
    diluted                          $       (.37) $       (.02)  $       (.03) $       1.55
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